CONFIDENTIAL Better Patient Care Through Neurotechnology CONFIDENTIAL Corporate Presentation Shai N. Gozani, MD, PhD, President & CEO Tom T. Higgins, CFO January 2012

CONFIDENTIAL CONFIDENTIAL Free Writing Prospectus Disclosure Issuer Free Writing Prospectus Filed Pursuant to SEC Rule 433 Dated January 24, 2012 Registration Statement No. 333-178165 On November 23, 2011, the issuer, NeuroMetrix, Inc., filed a Registration Statement on Form S-1 (Registration No. 333-178165) with the Securities and Exchange Commission (the SEC) with respect to a proposed registered offering of its securities, which was amended by the issuer on January 13, 2012 (“Amendment No. 1 to Form S-1”). A copy of the preliminary prospectus for the offering is included in Amendment No. 1 to Form S-1, which can be accessed through the following link: http://www.sec.gov/Archives/edgar/data/1289850/000114420412002142/0001144204-12-002142-index.htm. Before you invest, you should read the preliminary prospectus contained in Amendment No. 1 to Form S-1 and other documents the issuer has filed with the SEC for more complete information about the issuer and the offering. You may obtain these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, when available, copies of the preliminary prospectus and the final prospectus relating to the offering may be obtained from Dawson James Securities, Inc.

CONFIDENTIAL CONFIDENTIAL Safe Harbor Statement The statements contained in this corporate presentation include forward - looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, including, without limitation, statements regarding our or our management’s expectations, hopes, beliefs, intentions or strategies regarding the future. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “plan” and similar expressions may identify forward - looking statements, but the absence of these words does not mean that a statement is not forward - looking. The forward - looking statements contained in this corporate presentation are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward - looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward - looking statements. These and additional risks and uncertainties are described more fully in the Company’s filings with the Securities and Exchange Commission, particularly those factors identified as “risk factors” in the Company’s Registration Statement on Form S - 1 filed with the SEC on November 23, 2011 and amended January 13, 2012. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary from those projected in these forward - looking statements. We undertake no obligation to update or revise any forward - looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

CONFIDENTIAL CONFIDENTIAL NeuroMetrix , Inc. Focused on Diabetic Neuropathy • Established medical device company • Proprietary medical devices that stimulate and measure nerves • Targeting $2B world - wide diabetic neuropathy market • NASDAQ listed under NURO Rapid growth in hospital discharges for diabetic neuropathy (orange) and foot ulcer (red) since 1990

CONFIDENTIAL CONFIDENTIAL Strategy for Building Shareholder Value Creating a Valuable Diabetes Franchise • Build diabetic neuropathy testing business • Develop and commercialize product pipeline • Expand and leverage multi - channel sales and distribution network • Consistent revenue growth

CONFIDENTIAL CONFIDENTIAL Shareholder Value Potential • Typical physician purchases or prescribes about $2K annually • Company revenue directly tied to number of physician customers • Growing medical device companies may trade at 3 - 5 times revenue 0 40 80 120 160 0 5000 10000 15000 20000 $M Num. Physicians Revenue Valuation

CONFIDENTIAL • Affects half of people with diabetes • Sensory loss, foot ulcers, amputation • Severe foot pain • Elevated cardiovascular risk • $14B annual direct cost in US Diabetic Neuropathy Common Complication of Diabetes National Diabetes Fact Sheet, 2011. Centers for Disease Control . Gordois et al. The health care costs of diabetic peripheral neuropathy in the US. Diabetes Care. 2003.

Diabetic Neuropathy is Progressive

Late Diagnoses → Missed Treatment Opportunities


Time
Long Latent Period
Severe Foot Pain
Sensory Loss
Foot Ulcer
Amputation



NC-stat DPNCheck



Prevailing Detection Method
10g monofilament

Perkins et al. Simple Screening Tests for Peripheral Neuropathy in the Diabetes Clinic. Diabetes Care. 2001.
Scollan-Koliopoulos et al. Perceived risk of amputation, emotions, and foot self-care among adults with type 2 diabetes. Diabetes Educ. 2010.

CONFIDENTIAL NEUROMetrix

Diabetic Neuropathy Market

Large Opportunity, Unmet Needs

- $2B Market opportunity
- Growing due to increasing diabetes prevalence
- Unmet needs
  - Improved diagnostic methods
  - Better safety/efficacy of current products
  - Options targeting disease progression



Market Opportunity ($M)
260
1700
Pharmaceuticals
Diagnostics

Health Advances LLC. US endocrinologist survey (n=104) and analysis. Data on file.
Pharmaceutical Market Size taken from Diabetic Neuropathy Therapeutics – Pipeline Assessment and Market Forecasts to 2017. GlobalData. March 2011. Diagnostics Market Opportunity estimate based on 50% penetration into US diabetes population and 5% penetration into international diabetes population.

CONFIDENTIAL
NEUROMetrix

CONFIDENTIAL CONFIDENTIAL Extensive R&D Foundation 15 Years of Technology Development • Harvard Medical School and MIT spin - off • Proprietary nerve stimulation and detection technology – hardware, algorithms, consumables • Over 10 years of commercial use • Nearly 2M patients tested • Over 40 peer - reviewed publications • Used in NIH, CDC, and FDA clinical studies • Over 40 US and international patents • Over 10 FDA and intl. regulatory filings

CONFIDENTIAL CONFIDENTIAL Diabetes Product Pipeline Assessment & Research Development Regulatory Commercial NC - stat® DPNCheck ™ point - of - care diabetic neuropathy test Q4 ‘11 SENSUS™ pain therapy Q2 ’12 510(k) Q4 ‘12 autonomic neuropathy testing Assess risk of heart attack and stroke external nerve prosthetic Therapeutic device for advanced DPN 25M annual tests (world - wide) $260M annual opportunity 200K annual patients (US) $50 - 100M annual opportunity

CONFIDENTIAL NC - stat DPNCheck Sophisticated proprietary technology • Accurate quantitative diagnostic test for diabetic neuropathy • Detects diabetic neuropathy before symptoms • One minute test • Straightforward interpretation • Hand - held device and single - patient use biosensor • Non - invasive • Modification of FDA 510(k) cleared NC - stat, CE Mark

CONFIDENTIAL NC - stat DPNCheck Sophisticated proprietary technology • Accurate quantitative diagnostic test for diabetic neuropathy • Detects diabetic neuropathy before symptoms • One minute test • Straightforward interpretation • Hand - held device and single - patient use biosensor • Non - invasive • Modification of FDA 510(k) cleared NC - stat, CE Mark

CONFIDENTIAL CONFIDENTIAL NC - stat DPNCheck Razor Razorblade Model • Biosensor ASP $15 - $20 • Gross margin 60 - 80% • Physician reimbursement is primarily patient pay • CPT code - 95905, limited insurance coverage • Typical charge $35 - 85 • Effort underway to expand coverage

CONFIDENTIAL CONFIDENTIAL SENSUS™ Pain Therapy Device Painful Diabetic Neuropathy (PDN) • Pain relief (analgesia) in feet and lower legs • Non - invasive transcutaneous nerve stimulation effective in PDN • Wearable device and disposable electrode • Highly automated, easy - to - use • Used by patients at work, home, during sleep • Class II medical device, 510(k) • Reimbursed as DME benefit Dubinksy and Miyasaki . Assessment: Efficacy of transcutaneous electric nerve stimulation in the treatment of pain in neurological disorders (an evidence - based review). Neurology. 2010.

CONFIDENTIAL CONFIDENTIAL Hybrid Distribution Channel Strategic and Cost Effective Endocrinologists 4000 Podiatrists 11,000 Primary Care 100,000 Managed Care Retail Medical Clinics and Pharmacies International distribution corporate corporate UK Office distribution direct • 10 sales representatives • 9 clinical specialists • Canada • India • Australia

CONFIDENTIAL CONFIDENTIAL Objectives and Milestones for 2012 Accelerate Commercialization, SENSUS Launch • Encouraging NC - stat DPNCheck Launch in 4Q ’11 • Key objectives – Quarter over quarter revenue growth – Develop managed care and retail medical market for NC - stat DPNCheck – Advance clinical program • Key milestones – 1000 th NC - stat DPNCheck physician by end ‘12 – SENSUS 510(k) filing 2Q ‘12 – SENSUS marketing launch at ADA ‘12 (June) – SENSUS commercial launch in late 4Q ’12 0 50 100 150 200 250 Orders Physicians Q4 ‘11 Sales Activity

CONFIDENTIAL CONFIDENTIAL Resources to Implement Strategy in 2012 • $10M cash resources • Cash - flow positive legacy neurodiagnostic business • Debt free • New funding will support commercialization and pipeline

CONFIDENTIAL CONFIDENTIAL Management Team Experienced, Tested, Tenured • 100 years in neuropathy technology and markets • Deep familiarity with diabetes • Long tenure with NeuroMetrix • Senior Management – Shai N. Gozani, MD, PhD  Ph.D.  President & CEO – Thomas T. Higgins  Chief Financial Officer – K. Balachandran  Chief Operating Officer – Michael L. Williams, PhD  Chief Technology Officer – Kenneth J. Snow, MD  C hief Medical Officer – Guy A. Daniello  SVP Information Technology – Xuan Kong, PhD  SVP Research and Intellectual Property – Michael J. MacDonald  SVP Commercial Operations

CONFIDENTIAL CONFIDENTIAL NeuroMetrix , Inc. Focused on Diabetic Neuropathy • Established medical device company • Proprietary medical devices that stimulate and measure nerves • Targeting $2B world wide diabetic neuropathy market • Strategy for building shareholder value • Clear near term objectives and milestones

CONFIDENTIAL CONFIDENTIAL Appendix

CONFIDENTIAL CONFIDENTIAL Selected Financial Data 2010 2009 Statement of Operations Data: Revenues $13,900 $26,137 Cost of revenues 7,050 7,536 Gross margin 6,850 18,601 Total operating expenses 24,160 25,570 Loss from operations (17,310) (6,969) Other 419 (4,948) Net loss ($16,891) ($11,917) 2010 2009 Balance Sheet Data: Cash $16,987 $30,432 Working capital 19,020 34,374 Total assets 23,066 40,567 Total liabilities 2,867 4,857 Total stockholders' equity 20,199 35,710 (In thousands) Source: Form 10-K for the Year Ended December 31, 2010. Years Ended December 31, As of December 31, (In thousands)

CONFIDENTIAL CONFIDENTIAL Capitalization Schedule Notes: (1) Warrants to purchase common stock issued in connection with the September 2009 private placement exercisable at $13.20 per share. Upon a change in control (as defined) including a recapitalization, warrants will be exercised, redeemed by the Company or will expire. (2) Stock options issued primarily to employees or issuable under the 2004 Stock Option and Incentive Plan and predecessor plans. (3) Stock options issuable to employees, including prospective employees, under the 2009 Non - Qualified Inducement Stock Plan. (4)Common stock issuable to participating employees under the 2010 Employee Stock Purchase Plan. Authorized Issued & Outstanding Date Price $ Maturity Common Stock Equivalents Available to Issue/Grant Preferred Stock 5,000,000 0 5,000,000 Common Stock 50,000,000 3,904,320 3,904,320 46,095,680 Warrants (1) 1,430,480 9/8/2009 $13.20 $18,882,336 9/8/2014 1,430,480 Equity Plans - Stock Option & Incentive Plans (2) 338,597 various $13.47 $4,561,464 7.7 yrs 338,597 255,330 - Inducement Stock Plan (3) 70,833 - Employee Stock Purchase Plan (4) 6,254 Total 5,673,397

CONFIDENTIAL CONFIDENTIAL Shareholder Value Potential $0 $10 $20 $30 $40 $50 $60 $70 1,000 4,000 7,000 10,000 13,000 16,000 19,000 22,000 25,000 REVENUE (Millions) Millions PHYSICIANS Installed Base Revenue Rev/Phy $1.5k Rev/Phy $2k Rev/Phy $2.5k $280 $240 $200 $160 $120 $80 $0 $40 VALUATION at 4X revenue (Millions)